                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.
                      15260 VENTURA BOULEVARD, SUITE 2200
                             SHERMAN OAKS, CA 91403

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 25, 1997


To the Stockholders of Voice Powered Technology International, Inc.:

         A Special Meeting of Stockholders of Voice Powered Technology International, Inc., a California corporation (the "Company"), will be held on April 25, 1997, at 9:30 a.m., local time, at the Radisson Valley Center, 15433 Ventura Boulevard, Sherman Oaks, California 91403, to consider and take action with respect to the following matters:

                 1. To approve an amendment to the Company's Restated Articles of Incorporation to effect a reverse stock split of the Company's Common Stock such that every seven (7) shares of Common Stock outstanding would be converted into one (1) share of Common Stock.

                 2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on March 4, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof, either in person or by proxy.

         You are cordially invited to attend the meeting and, if you do so, you may personally vote your shares regardless of whether you have signed and returned a completed proxy. YOU ARE URGED TO DATE, MARK, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                                        By Order of the Board of Directors,


                                        Edward M. Krakauer,
                                        Chairman of the Board,
                                        President and Chief Executive Officer

Sherman Oaks, California
March 19, 1997

                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.
                      15260 VENTURA BOULEVARD, SUITE 2200
                             SHERMAN OAKS, CA 91403

                                _______________

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 1997


                                  INTRODUCTION

GENERAL INFORMATION

         This Proxy Statement and the enclosed Proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Voice Powered Technology International, Inc., a California corporation (the "Company"), for use at the Special Meeting of Stockholders to be held on April 25, 1997, at 9:30 a.m., local time, at the Radisson Valley Center, 15433 Ventura Boulevard, Sherman Oaks, California 91403, (together with any and all adjournments and postponements, the "Special Meeting").

         If Proxies in the accompanying form are properly executed and returned, unless contrary instructions are indicated thereon, the shares of Common Stock represented thereby will be voted for the adoption of an amendment to the Restated Articles of Incorporation of the Company effecting a reverse split of the Common Stock on the basis of one (1) new share of Common Stock for each seven (7) shares of Common Stock issued as of the effective date of such amendment (the "Reverse Split"). The approval of the Amendment to the Company's Restated Articles of Incorporation effecting the Reverse Split requires the affirmative vote of a majority of the outstanding shares of the Common Stock entitled to vote thereon at the Special Meeting.

RECORD DATE, QUORUM, MAILING

         All holders of record of the Company's common stock, $.001 par value per share ("Common Stock"), at the close of business on March 4, 1997, are entitled to notice of and to vote at the Special Meeting. At the close of business on such date, the Company had 13,949,072 shares of Common Stock outstanding. A majority of the outstanding shares of Common Stock represented in person or by Proxy will constitute a quorum for the transaction of business at the Special Meeting.

         The Company anticipates that the mailing to stockholders of this Proxy Statement and the enclosed Proxy will commence on or about March 19, 1997.

VOTE BY AND REVOCATION OF PROXIES

         At the Special Meeting, the designated Proxy holder will vote the shares of Common Stock represented by Proxies which have been received and not revoked. Where the Stockholder specifies a choice on the Proxy Card with respect to the matter to be acted upon, the shares of Common Stock will be voted in accordance with the choice specified. Where no choice is specified, the shares represented by a signed Proxy Card will be voted in favor of the proposal for the adoption of an amendment to the Restated Articles of Incorporation of the Company effecting the Reverse Split.

         Any Proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed Proxy bearing a later date or by attending the Special Meeting and voting in person. Attendance in person at the Special Meeting does not itself revoke an otherwise valid Proxy; however, any stockholder who attends the Special Meeting may orally revoke his or her Proxy at the Special Meeting and vote in person. If your shares are held of record by a broker, bank, or other nominee and you wish to attend and vote your shares at the Special Meeting, you must obtain a letter from the broker, bank, or nominee confirming your beneficial ownership of the shares and a written Proxy from the holder issued in your name, and bring it to the Special Meeting.

VOTING RIGHTS AND SOLICITATION

         Each holder of Common Stock is entitled to one vote for each share held. There are no cumulative voting rights with respect to the matters to be voted upon. Abstentions and broker non-votes are counted as shares of Common Stock represented at the Special Meeting for purposes of determining a quorum. Abstentions will have the same effect as negative votes with respect to all
matters to come before the Special Meeting.   Broker non-votes will have the
same effect as negative votes with respect to all matters to come before the Meeting. With respect to Proxies that are executed by the record holders but are not marked to indicate how the holder is voting, such Proxies will be voted in favor of the item being considered at the Special Meeting.

         The expenses of this solicitation of proxies for the Special Meeting will be paid by the Company. In addition to the mailing of the proxy materials, such solicitation may be made in person or by telephone or other means of communication by directors, officers or regular employees of the Company, but such persons will not be specifically compensated for such services. The Company may also reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable charges and expenses in forwarding the proxy materials to beneficial owners.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table contains information with respect to each person known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock as of December 31, 1996. To the Company's knowledge, based on information set forth in the Schedule 13-D filed with the Commission on May 16, 1996 by Flextronics (Malaysia) SDN.BHD, unless otherwise indicated in the notes below, each beneficial owner has sole voting and investment power with respect to the Common Stock set forth opposite his or her name in the following table:
PERCENT OF TOTAL

                  NAME AND ADDRESS OF                                NUMBER OF           SHARES
                    BENEFICIAL OWNER                                  SHARES          OUTSTANDING
                    ----------------                                  ------          -----------
 Flextronics (Malaysia) SDN.BHD                                      1,356,966            9.7%
 2241 Lundy Avenue
 San Jose, California

         The following table sets forth existing stock ownership by the directors and executive officers of the Company, as well as all directors and executive officers of the Company as a group. To the Company's knowledge, all of the shares shown in the following table are owned both of record and beneficially, and the persons named possess sole voting and investment power, except as otherwise indicated in the notes to the table. No person is known to the Company to beneficially own 5% or more of the Company's outstanding Common Stock as of December 31, 1996.

                                                                   Shares Beneficially Owned
                                                                    As of December 31, 1996
                                                                    -----------------------
                               Positions and Offices      Director                 Percent of
Name(1)                        Held with Company          Since      Amount(2)       Class
----                           -----------------          -----      ------          -----
Edward M. Krakauer             President, CEO, Director,
                               Chairman of the Board      1992         648,825(3)     4.7%

Mitchell B. Rubin              Vice President, CFO,
                               Director                   1994         150,000        1.1%

Myron H. Hitchcock             Director                   1990          56,688(4)      *

Ernest W. Townsend             Director                   1994          23,355(4)      *

George H. Fischer              Vice President             n/a          141,046        1.0%

Kenneth I. DeWitt              Vice President             n/a           90,000         *

Larry Kloman                   Vice President             n/a           25,000(5)      *


All directors and
executive officers of the
Company as a group                                                   1,134,914       8.1%
-----------------------

* Less than 1%.

(1) The address of each individual, unless otherwise indicated, is c/o Voice Powered Technology International, Inc., 15260 Ventura Blvd., Suite 2200, Sherman Oaks, California 91403.

(2) The amounts shown include shares subject to stock options currently exercisable or exercisable within 60 days from the date hereof.

(3) The amount shown does not include 6,000 shares of Common Stock owned by relatives of Mr. Krakauer. Mr. Krakauer disclaims beneficial ownership of such shares.

(4) The amounts shown include stock options granted to these directors in 1994, 1995 and 1996 for serving as directors of the Company, except for options for 9,346 shares as to each of Messrs. Hitchcock and Townsend, as such options are not currently exercisable or exercisable within 60 days of the date of this table.

(5) The amount shown does not include options held by Mr. Kloman to purchase 25,000 shares which are not currently exercisable or exercisable within sixty days of the table.

                       EXECUTIVE OFFICERS OF THE COMPANY

         The following are the names and respective ages as of January 31, 1996 of the executive officers of the Company. The Company's executive officers are elected by, and serve at, the discretion of the Board of Directors.

                 NAME                      AGE                      POSITION
         Edward M. Krakauer                 64              Chairman of the Board, President
                                                            and Chief Executive Officer

         Mitchell B. Rubin                  42              Executive Vice President and
                                                            Chief Financial Officer

         Edward M. Krakauer, became a director of the Company upon joining it in November 1991, was appointed chairman of the board in July 1994, and has been the Company's president and chief executive officer since August 1993. From November 1991 to August 1993, Mr. Krakauer served as the Company's chief operating officer. From 1985 to November 1991, Mr. Krakauer was a managing director of The Oxford Group, a full service management consulting firm. Mr. Krakauer's areas of concentration with The Oxford Group were management, marketing, and new product development. From 1985 to 1991, Mr. Krakauer was actively involved with, and was founder, chairman of the board, and chief executive officer, of Rabbit Systems, Inc., a developer, marketer, and manufacturer of innovative consumer electronic products, which transformed its business from that of an operating entity to a licensor of its technologies. From 1980 to 1985, Mr. Krakauer founded and served as chairman of the board and chief executive officer of General Consumer Electronics ("GCE"), a marketer of video games, which was acquired by the Milton Bradley Company in 1982. Before starting GCE, from 1975 to 1980, Mr. Krakauer served as president and chief executive officer of Mattel Electronics, where he was responsible for founding, developing, and managing Mattel's consumer electronics business. Earlier, he was group vice president of Hunt Wesson Foods with responsibility for all marketing, sales, new product and corporate development. Mr. Krakauer holds a Bachelors Degree in marketing and economics from New York University, 1953. In addition, he has been a lecturer in marketing at Johns Hopkins University.

         Mitchell B. Rubin, joined the Company as vice president and general manager in January 1994, and was elected a director in July 1994. In December 1994, Mr. Rubin assumed the newly created position of vice president, finance and operations, which includes the responsibilities of chief financial officer; and in January 1995 Mr. Rubin was also appointed secretary of the Company. Previously, from July 1991 through 1993, Mr. Rubin held various positions (including executive vice president and chief operating officer from April 1992 through 1993) with Regal Group, Inc., a television direct-response company with which the Company did business. In late 1994, when Mr. Rubin was no longer associated with Regal, Regal filed a petition for protection under Chapter 11 of the U.S. Bankruptcy Code. From 1990 to 1991, Mr. Rubin was senior vice president and chief financial officer of Quantum Marketing International, where he was responsible for operations, systems, and finance. From 1984 to 1990, Mr. Rubin was treasurer and chief financial officer at Chase Financial Management Corporation, a holding company, where he had responsibility for negotiation of all business and real estate acquisitions and sales, finance and operations. Prior to 1984, Mr. Rubin was a partner in Margolis & Company, Certified Public Accountants, in Pennsylvania. Mr. Rubin holds a B.S. degree in Business Administration/Accounting from Drexel University, 1977, and became licensed as a certified public accountant in the State of Pennsylvania in 1978.

          APPROVAL OF AMENDMENT OF RESTATED ARTICLES OF INCORPORATION
              TO EFFECT A REVERSE STOCK SPLIT OF THE COMMON STOCK

GENERAL

         The Board of Directors of the Company has unanimously approved, and is hereby soliciting stockholder approval of, an amendment to the Company's Restated Articles of Incorporation, in the form of Exhibit "A" attached to this Proxy Statement (the "Amendment"), effecting the Reverse Split with respect to all issued shares of Common Stock. As a result of the Reverse Split, every seven (7) shares of existing Common Stock outstanding ("Old Common Stock") as of the time of filing of the Amendment with the California Secretary of State (the "Effective Date") would be automatically converted into one (1) new share of Common Stock ("New Common Stock").

         The Restated Articles of Incorporation of the Company, as amended to date, provide for 50,000,000 authorized shares of Common Stock, par value $.001 per share, 13,949,072 of which were issued and outstanding as of the Record Date, and 5,000,000 shares of Preferred Stock, par value $0.001, 2,000,000 shares of Series B 14% convertible Cumulative Preferred Stock, par value $0.001, 2,500,000 shares of Series C 12% convertible Cumulative Preferred Stock, par value $0.001, and 10,000,000 shares of Special Preferred Stock, par value $0.001 (all such preferred stock collectively referred to as the "Preferred Stock") of which no shares of the Preferred Stock were issued and outstanding as of the Record Date.

         In order to effect the Reverse Split, the stockholders are being asked to approve the Amendment. The Board of Directors of the Company believes that the Reverse Split is in the best interests of both the Company and its stockholders and has approved the Reverse Split. The Board of Directors of the Company reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to decide not to proceed with the Reverse Split if at any time prior to its effectiveness it determines, in its sole discretion, that the Reverse Split is no longer in the best interests of the Company and its stockholders.

EFFECTS OF THE REVERSE SPLIT

         If effected, the Reverse Split would reduce the number of outstanding shares of Old Common Stock from 13,949,072 as of the Record Date of the Special Meeting (March 4, 1997) to approximately 1,992,724 shares of New Common Stock as of the Effective Date. (The foregoing assumes no issuances of Common Stock between said Record Date and the Effective Date.) The Reverse Split would have no effect on the number of authorized shares of Common Stock or Preferred Stock or the par value of the stock.

         All outstanding options, warrants, rights and convertible securities that include provisions for adjustments in the number of shares covered thereby, and the exercise or conversion price thereof, would be appropriately adjusted for the Reverse Split automatically on the Effective Date. The Reverse Split would not affect any stockholder's proportionate equity interest in the Company except for those stockholders who would receive an additional share of Common Stock, or cash if the Company so elects, in lieu of fractional shares. None of the rights currently accruing to holders of the Company's Common Stock, or options or warrants to purchase Common Stock, will be affected by the Reverse Split.

         The Reverse Split will result in some stockholders holding odd lots of the Company's Common Stock (blocks of less than 100 shares). Because broker/dealers typically charge a higher commission to complete trades in odd lots of securities, the transaction costs may increase for those stockholders who will hold odd lots after the Reverse Split.

         Although the Board of Directors believes as of the date of this Proxy Statement that the Reverse Split is advisable, the Reverse Split may be abandoned by the Board of Directors at any time before, during or after the Special Meeting and prior to the Effective Date. In addition, depending upon prevailing market conditions, the Board of Directors may deem it advisable to implement the Reverse Split and concurrently or sometime thereafter declare a Common Stock dividend in an amount to be determined, which Common Stock dividend would not require stockholder approval. Any such Common Stock dividend would partially offset the decrease in the number of issued shares of New Common Stock resulting from the Reverse Split. No such Common Stock dividend is presently contemplated.

         Dissenting stockholders have no appraisal rights under California law or under the Company's Restated Articles of Incorporation or Bylaws in connection with the Reverse Split.

         The Board of Directors may make any and all changes to the Amendment that it deems necessary in order to file the Amendment with the California Secretary of State and give effect to the Reverse Split.

         The Reverse Split could result in a significant increase in possible dilution to present stockholders' percentage of ownership of the New Common Stock. Assuming the issuance of all authorized shares of Common Stock, the current stockholders, in the aggregate, would own approximately 28% under the Company's present capital structure prior to the Reverse Split, but only approximately 4% of the outstanding New Common Stock under the capital structure assuming adoption of the Reverse Split. The Board of Directors has determined that having 50,000,000 authorized shares of Common Stock may be more attractive for future possible merger or acquisition candidates, as well as future issuances of stock to raise capital in private or public transactions, should opportunities arise and be recommended by the Board of Directors with regard to such matters and thus has determined not to reduce the authorized number of shares.

REASONS FOR THE REVERSE SPLIT

         The Board of Directors believes that the Reverse Split is beneficial to the Company and the stockholders. The principal reason for the Reverse Split is the desire to remain eligible for listing on the NASDAQ SmallCap Market. Failure to maintain a bid price in excess of $1.00 per share could result in the future delisting of the Common Stock on the NASDAQ SmallCap Market, which might adversely affect the trading in and liquidity of the Common Stock.

         NASDAQ has required that, as a condition to the Company continuing its listing in the NASDAQ SmallCap Market, the Company must effect a reverse stock split in sufficient amount so as to result in an increase in the trading price of the Common Stock to $1.00 per share or higher. The quoted high and low closing prices of the Common Stock have been as follows:

         Quarter Ended                          High            Low
         -------------------------------------------------------------
         March 31, 1995 ...................    2 15/16         1 13/16
         June 30, 1995 ....................    4               2 1/4
         September 30, 1995 ...............    4 1/16          3
         December 31, 1995 ................    3 1/2           1 1/2
         March 31, 1996 ...................    3 1/16          1 3/16
         June 30, 1996 ....................    1 5/8           1 1/8
         September 30, 1996 ...............    1 1/2             9/16
         December 31, 1996 ................      13/16           5/32
         Month Ended January 31, 1997 .....      17/32           1/4

         By reason of the Reverse Split, the market value of a share of Common Stock may increase to a level above the current market trading price. Failure to maintain a closing bid price in excess of $1.00 per share following the Reverse Split could result in the future delisting of the Company's Common Stock from the NASDAQ SmallCap Market, which might adversely affect the trading in and liquidity of such shares. While the Board of Directors believes that the shares of Common Stock will trade at higher prices than those which have prevailed in recent months, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the Reverse Split since there are numerous factors and contingencies which could affect such price. No assurance can be given that the Company will continue to meet the listing requirements for the NASDAQ SmallCap Market following the Reverse Split.

MECHANICS OF REVERSE SPLIT

         If the Reverse Split is approved by the requisite vote of the Company's stockholders, the Amendment will be filed no later than April 25, 1997, and the Reverse Split will thus be effected, unless abandoned by the Board of Directors as described above. Upon filing of the Amendment, every seven (7) issued and outstanding shares of Old Common Stock will, immediately following filing of the Amendment, be automatically and without any action on the part of the stockholders converted into and reconstituted as one (1) share of New Common Stock.

         As soon as practical after the Effective Date, the Company will forward a letter of transmittal to each holder of record of shares of Old Common Stock outstanding as of the Effective Date. The letter of transmittal will set forth instructions for the surrender of certificates representing shares of Old Common Stock to the Company's transfer agent in exchange for certificates representing the number of whole shares of New Common Stock into which the shares of Old Common Stock have been converted as a result of the Reverse Split. CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT PRIOR TO RECEIPT OF SUCH LETTER OF TRANSMITTAL FROM THE COMPANY.

         Until a stockholder forwards a completed letter of transmittal together with certificates representing his shares of Old Common Stock to the transfer agent and receives a certificate representing shares of New Common Stock, such stockholder's Old Common Stock shall be deemed equal to the number of whole shares of New Common Stock to which each stockholder is entitled as a result of the Reverse Split.

         No scrip or fractional certificates will be issued in the Reverse Split. [Instead, the Company will issue one additional share of New Common Stock, or cash if it so elects, in lieu of fractional shares.] If the Company elects to make a cash payment in lieu of fractional shares, such payment will be based on the average closing price of the New Common Stock on the NASDAQ SmallCap Market for the five trading days preceding the Effective Date. Such cash payment, if elected by the Company, would be made upon surrender to the Company's transfer agent of stock certificates representing a fractional share interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

         The following is a summary of the material anticipated federal income tax consequences of the Reverse Split to stockholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion of this summary.

         This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the Reverse Split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his or her personal tax advisor as to: (i) the effect on his or her personal tax situation of the Reverse Split, including the application and effect of state, local and foreign income and other tax laws; (ii) the effect of possible future legislation and Regulations; and (iii) the reporting of information required in connection with the Reverse Split on his or her own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

         No ruling from the Internal Revenue Service ("Service") or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Reverse Split. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

         The Company believes that the Reverse Split will qualify as a "recapitalization" under Section 368(a)(1)(E) of the Code. As a result, no gain or loss will be recognized by the Company or its stockholders in connection with the Reverse Split, except with respect to any cash received in lieu of fractional shares. A stockholder of the Company who exchanges his or her Old Common Stock solely for New Common Stock will recognize no gain or loss for federal income tax purposes. A stockholder's aggregate tax basis in his or her shares of New Common Stock received from the Company will be the same as his or her aggregate tax basis in the Old Common Stock exchanged therefor. The holding period of the New Common Stock received by such stockholder will include the period during which the Old Common Stock surrendered in exchange therefor was held, provided all such Common Stock was held as a capital asset on the date of the exchange. Each stockholder who will receive cash, if any, in lieu of fractional shares of New Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis allocable to such fractional shares.

VOTE REQUIRED

         The approval of the Amendment to the Company's Restated Articles of Incorporation effecting the Reverse Split requires the affirmative vote of a majority of the outstanding shares of the Common Stock.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSAL.


                OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

         The Company knows of no matters other than as stated above which are to be brought before the Special Meeting. It is intended that the persons named in the Proxy will vote their Common Stock represented by duly executed and delivered Proxies according to their best judgment if any other matters do properly come before the Special Meeting.


                          INTEREST OF CERTAIN PERSONS


         In 1996, the Company entered into a new agreement with Mr. Hitchcock, a director of the Company, concerning the VoiceLogic(TM) technology. The new agreement, which replaced all previous licensing agreements with Mr. Hitchcock, resulted in the Company acquiring unrestricted exclusive ownership to the technology. As a result of the new agreement, the Company agreed to pay Mr. Hitchcock $100,000 in two installments during 1996, which have been paid. Further, as a part of the new agreement, in 1996 the Company granted to Mr. Hitchcock options to purchase 33,333 shares at an exercise price of $0.375 per share. The exercise price was a fraction of the then market price of the shares, it being the intent of the Company that had the options been exercised at issuance, a $50,000 gain would have been realized. The Company believes that terms of the foregoing transaction were as favorable to the Company as would be available from unrelated third parties. For the year ended December 31, 1995, the Company paid to Mr. Hitchcock $131,000 in royalties under the prior agreements. For the year ended December 31, 1996, the Company paid $97,500 in royalties to Mr. Hitchcock under the new agreement.


                        SUMMARY OF LETTER OF INTENT WITH
                      FRANKLIN ELECTRONIC PUBLISHERS, INC.

         The Company has executed a nonbinding letter of intent ("LOI") to merge with Franklin Electronic Publishing, Inc. ("Franklin"), a Pennsylvania corporation whose stock is traded on the New York Stock Exchange.

         The LOI provided that Franklin will pay consideration of $0.25 per share for all issued and outstanding shares of the Company's common stock in connection with the merger, which will be paid in either cash or shares of Franklin stock. The LOI is subject to satisfactory conclusion of due diligence and the execution of a definitive agreement and plan of merger on or before April 30,1997 as well as the approval of the Company's shareholders.

         The LOI also provided for Franklin to loan to the Company $500,000 on or before March 12,1997, which loan was funded on March 10, 1997. The loan is in the form of a promissory note and shall accrue interest at the rate of 9.0% per annum. The note is secured by all of the Company's tangible and intangible assets subordinate only to the Company's present agreement with KBK Financial Inc. related to financing of the Company's accounts receivable. Principal and interest will be due and payable on or before December 31,1997.

         The LOI prohibits the Company from pursuing transactions with other parties (such as a merger or sale of assets) unless the Company's Board of Directors is legally required to do so in order to fulfill its fiduciary duties to the Company and its shareholders. Further, the LOI requires that failure of the Company to abide by the foregoing restrictions would result in acceleration of the due date of the $500,000 loan as well as the payment by the Company to Franklin of a $100,000 break-up fee. Notwithstanding the foregoing, the LOI provides that the Company may continue to have discussions with third parties regarding the raising of additional capital, however, the Company has agreed not to complete any such transaction without Franklin's concurrence prior to the termination of the LOI.

         The LOI provides that the definitive agreement will include standard representations and warranties of the parties and customary closing conditions including the negotiation of payment terms of the Company's accounts payable and other commitments owed by the Company to third parties on terms acceptable to Franklin. The Company has also made covenants that (i) it will operate the business in the ordinary course, (ii) it will not declare any dividends, grant new stock options or accelerate the exercise dates of any existing options (except that the Company may issue new stock options to its employees after conferring with Franklin), or issue any new shares of stock or other securities, and (iii) it will not borrow more than $3,000,000 (including existing borrowings) under its line of credit with KBK Financial, Inc.

         Franklin will have until April 30, 1997 to conduct its due diligence of the Company and its records. At any time during the due diligence period, Franklin can terminate the LOI (or the definitive agreement if one has been executed) without liability to the Company. If not terminated by Franklin, the LOI shall expire upon the earlier of i) March 12,1997 if Franklin does not make the loan to the Company; ii) the date of execution of a definitive agreement; or iii) April 30,1997. The LOI can also be terminated by the mutual agreement of the parties.

         It is important that your shares be represented at the Special Meeting, whether or not you plan to attend in person, and regardless of the number of shares which you hold. YOU ARE, THEREFORE, URGED TO EXECUTE PROMPTLY AND RETURN THE ACCOMPANYING PROXY IN THE ENVELOPE WHICH HAS BEEN ENCLOSED FOR YOUR CONVENIENCE. Stockholders who are present at the Special Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

                                  By Order of the Board of Directors


                                  Edward M. Krakauer
                                  Chairman of the Board, President
                                  and Chief Executive Officer

March 19, 1997
Sherman Oaks, California

                                   EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.



                 Edward M. Krakauer and Mitchell B. Rubin certify that:

        1. They are the President and the Secretary, respectively, of Voice Powered Technology International, Inc., a California corporation.

        2. Paragraph (a) of Article III of the Restated Articles of Incorporation of this corporation is amended to read in its entirety as follows:

                 "(a) Preferred Stock, Series B 14% Convertible Cumulative Preferred Stock, Series C 12% Convertible Preferred Stock, Special Preferred Stock and Common Stock. The corporation is authorized to issue five classes of shares designated "Preferred Stock," "Series B 14% Convertible Cumulative Preferred Stock," "Series C 12% Convertible Preferred Stock," "Special Preferred Stock" and "Common Stock," respectively. The number of shares of Preferred Stock authorized to be issued is 5,000,000 shares, $0.001 par value, the number of shares of Series B 14% Convertible Cumulative Preferred Stock authorized to be issued is 2,000,000 shares, $0.001 par value, the number of shares of Series C 12% Convertible Cumulative Preferred Stock authorized to be issued is 2,500,000 shares, $0.001 par value, the number of shares of Special Preferred Stock authorized to be issued is 10,000,000 shares, $0.001 par value, and the number of shares of Common Stock authorized to be issued is 50,000,000 shares, $0.001 par value. The rights, preferences, provisions and restrictions imposed upon the five classes of shares are set forth in the succeeding Sections of
                 Article III.

                 Upon the amendment of this Article III, paragraph (a), every seven (7) issued and outstanding shares of Common Stock, $0.001 par value ('Old Common Stock'), shall be automatically and without any action on the part of the shareholders converted into and reconstituted as one (1) share of Common Stock, $0.001 par value ('New Common Stock'), subject to the treatment of fractional interests as described below. Each holder of a certificate or certificates which immediately prior to the Amendment of the Restated Articles of Incorporation becoming effective pursuant to the General Corporation Law of the State of California (the 'Effective Date'), represented outstanding shares of the Old Common Stock shall be entitled to receive a certificate for the number of shares of New Common Stock they own by presenting their old certificate(s) to the Corporation's transfer agent for cancellation and exchange.

                 No scrip or fractional certificates will be issued. In lieu of fractional shares, the Corporation will issue one additional share of New Common Stock, or cash if it so elects. If the Corporation elects to make a cash payment in lieu of fractional shares, such payment will be based on the average closing price of the New Common Stock on the NASDAQ SmallCap Market for the five trading days preceding the Effective Date. Such cash payment, if elected by the Corporation, would be made upon surrender to the Corporation's transfer agent of stock certificates representing a fractional share interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein."

        3. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors.

        4. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of this corporation is 13,949,072 shares of Common Stock and no shares of Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

                 We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  April 25, 1997


                                        /s/ EDWARD M. KRAKAUER
                                        -------------------------------
                                        Edward M. Krakauer, President



                                        /s/ MITCHELL B. RUBIN
                                        -------------------------------
                                        Mitchell B. Rubin, Secretary

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  VOICE POWERED TECHNOLOGY INTERNATIONAL, INC.
                            ------------------------

                        SPECIAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 1997
                            ------------------------

      The undersigned stockholder of Voice Powered Technology International, Inc., a California corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated March 19, 1997, and hereby appoints each of Edward M. Krakauer and Mitchell B. Rubin, and each of them, proxy and attorney-in-fact, each with full power of substitution and resubstitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Voice Powered Technology International, Inc. to be held on April 25, 1997, at 9:30 a.m., local time, at the Radisson Valley Center, 15433 Ventura Boulevard, Sherman Oaks, California 91403 and at any postponements or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

      1. APPROVAL OF AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO EFFECT A ONE (1) FOR SEVEN (7) REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK, PAR VALUE $0.001 PER SHARE.

          [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

      2. IN THEIR DISCRETION, THE PROXY IS AUTHORIZED TO VOTE UPON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

          [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR BOTH OF THE ABOVE PROPOSALS.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2 AND AS THE NAMED PROXIES CONSIDER ADVISABLE IN THEIR JUDGMENT WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE MEETING.

                                                        Dated:____________, 1997


                                                        ------------------------
                                                        (Signature)

                                                        ------------------------
                                                        (Signature)

                                                        (This Proxy must be
                                                        signed exactly as your
                                                        name appears hereon.
                                                        Executors,
                                                        administrators,
                                                        trustees, etc., should
                                                        give full title as such.
                                                        If the stockholder is a
                                                        corporation, a duly
                                                        authorized officer
                                                        should sign on behalf of
                                                        the corporation and
                                                        should indicate his or
                                                        her title.)

 PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.